Exhibit (b)

Calculation of Filing Fee Tables

Schedule TO

(Form Type)

iQIYI, Inc.

(Name of Issuer)

Table 1 – Transaction Valuation

	Transaction Valuation	Fee Rate	Amount of Filing Fee

Fees to Be Paid	$1,200,000,000.00(1)	0.01102%(2)	$132,240.00(2)

Fees Previously Paid	—		—

Total Transaction Valuation	$1,200,000,000.00

Total Fees Due for Filing			$132,240.00(2)

Total Fees Previously Paid			—

Total Fee Offsets			—

Net Fee Due			$132,240.00(2)

(1)

Calculated solely for purposes of determining the filing fee. The purchase price of the 2.00% Convertible Senior Notes due 2025 (the “Notes”), as described herein, is US$1,000 per US$1,000 principal amount outstanding. As of February 16, 2023, there was US$1,200,000,000 aggregate principal amount of Notes outstanding, resulting in an aggregate maximum purchase price of US$1,200,000,000 (excluding accrued but unpaid interest).

(2)	The amount of the filing fee was calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, and equals $110.20 for each US$1,000,000 of the value of the transaction.